Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cascade Financial Corporation

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-32272, 333-97929, and 333-141329 and Form S-3 No. 333-156301) of  our report dated March 25, 2011, relating to the consolidated balance sheets of Cascade Financial Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2010, and in our same report, with respect to Cascade Financial Corporation’s internal control over financial reporting as of December 31, 2010, which report is included in this annual report on Form 10-K of Cascade Financial Corporation for the year ended December 31, 2010.

/s/ Moss Adams LLP

Everett, Washington
March 25, 2011